Exhibit 99.1

Dynatronics Announces Completion Of $975,000 Private Placement Led By Prettybrook Partners
Use of Proceeds to Promote Organic Growth and Pursue Strategic Acquisitions
COTTONWOOD HEIGHTS, Utah, Dec. 30, 2016 /PRNewswire/ -- Dynatronics Corporation (NASDAQ: DYNT, the "Company" or "Dynatronics"), today announced it has completed a $975,000 private placement financing led by affiliates of Prettybrook Partners LLC (collectively, "Prettybrook Partners"), a strategic private equity investor focused on the healthcare industry.  This financing involved the sale and issuance of the remaining 390,000 authorized shares of the Company's 2,000,000 shares of Series A 8% Convertible Preferred Stock (the "Series A Preferred") designated in 2015.  In June 2015, Dynatronics sold 1,610,000 shares of Series A Preferred to investors led by Prettybrook Partners.  The terms of the recent offering were the same as the terms of the 2015 offering.  The proceeds from the recent financing provide Dynatronics additional working capital to promote organic growth and pursue strategic acquisitions.
"The completion of this round of financing demonstrates the continued confidence Prettybrook Partners has in our growth strategy," said Kelvyn Cullimore Jr., Dynatronics' chairman and CEO.  "We have seen significant progress over the last 18 months within our core business, and continue to see promise with our acquisition strategy.  We are pleased to have the continued backing of Dr. Stuart Essig and Erin Enright from Prettybrook Partners," Cullimore said.
Dr. Essig said, "In these last 18 months, the Company has made several transformative changes to strengthen the platform, both organically and in preparation for tactical and carefully-planned acquisitions.  We have confidence in the Company's strategy."
The transaction is structured as a sale of 390,000 shares of Series A Preferred, and common stock purchase warrants to purchase a total of 585,000 shares of common stock.  Each share of Series A Preferred is convertible into one share of the Company's common stock and accrues an 8% cash or common equity dividend, compounded annually.  The warrants have an exercise price of $2.75 per common share and are exercisable for a term of six years.  Additionally, the Company granted the investors certain registration rights in connection with the shares of common stock underlying the conversion of the preferred stock and exercise of the warrants.  A Current Report on Form 8-K to be filed by the Company contains additional detail regarding the offering of these securities.
About Dynatronics
Dynatronics manufactures, markets and sells advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic and podiatry markets. More information is available at www.dynatronics.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements. Those statements include references to the Company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the Company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the Company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the Company's SEC reports.

CONTACT: Jim Ogilvie, 800-874-6251 or 801-568-7000